Exhibit 99.1

Faraday Future Unveils Its Second-Half Launch of the FF EAI Robot World, Including
the Launch of its New Mobile Manipulator, the All-New Futurist, and a Preview of
FF’s EAI Robotics Industrial Ecosystem at Automate in Chicago

●	Second-half launch comes on the heels of the Company’s June 16 launch where FF unveiled the first half of its full-form EAI Robot World, covering six major “All-Star” product series. With this lineup, FF offers the most complete range of robot form factors in both the U.S. as well as globally.

●	In June, shipments of robot devices are expected to exceed 100 units. Total shipments for the first half of the year are also expected to surpass our original target of 220 units.

●	All-New Futurist is an All-in-One professional expert, the first full-size humanoid robot device in the U.S. to natively support NVIDIA Sonic’s full-body motion control system for humanoid robots, priced at $89,900, including the $10,000 value premium Skills package. It is perfectly suited for full-size humanoid motion control related academic research and especially for publishing relevant research papers.

●	FF Faber is the first industrial-grade EAI mobile manipulator series in the U.S. ready for commercial sales and delivery. Its slogan is “An industrial-grade EAI operator — a general-purpose platform for specialized operations, built to be autonomous, precise, and open.” The series comprises three sub-models: Faber U, the most advanced with Thor AI compute and multi-sensor fusion; Faber T, potential to be deployed at scale for power inspection and data centers; and Faber S, offering the largest arm span with a full embodied-AI data collection toolchain, debuting at ISTE Live 26 on June 30.

●	FF gives a first look at the second core ecosystem for FF EAI robots beyond education: the industrial ecosystem. FF EAI robots will gradually be deployed across use cases such as factory production support, light warehouse logistics, industrial facility inspection and security, equipment operations and maintenance, and broader commercial and industrial services.

●	AIxC announced its EAI ecosystem + Web3 strategy and products focused on EAI robots, with a major focus on launching a robot-sharing network and platform. This strategy creates an “Uber + Turo” model for robotics, giving robots a second life cycle and shared value, and helping shift from one-time hardware sales product into a new type of productive asset that can generate sustainable revenue.

Chicago, IL (June 22, 2026) – Faraday Future Intelligent Electric Inc. (NASDAQ: FFAI) (“Faraday Future”, “FF” or the “Company”), a California-based global Embodied AI (EAI) ecosystem company, today unveiled the second-half launch of its full-form EAI Robot World at Automate in Chicago. Automate is North America’s largest robotics and automation event. All six series of the Companys Full-Form FF EAI Robot World have now come together as a complete lineup. Coming off of last week’s launch of the world’s first Three-in-One EAI robotics education ecosystem strategy, as well as the first half of our Six-Series Full-Form FF EAI Robot World, FF continued today with the second-half launch of FF EAI Robot World, along with the All-New Futurist, FF Faber, the first industrial-grade EAI mobile manipulator series and a preview of FF’s industrial ecosystem strategy. Together, these will further showcase FF’s latest progress across multi-form robotics, device capabilities, real-world applications, and ecosystem development.

A video recap of the Automate announcement can be viewed here:

“With today’s second half launch of our full-form EAI Robot World, we have showcased FF’s latest progress across multi-form robotics, device capabilities, real-world applications, and ecosystem development, and it marks an important milestone for FF as the Six-Series Full-Form FF EAI Robot World has finally come together as a complete lineup,” said YT Jia, Founder and Global CEO of FF. “Our ultimate core strategy is to build a three-in-one ecosystem powered by Devices, Data, the EAI Brain & Open-Source and Open Developer Platform and today’s event shows we are well on our way.”

FF’s Robot World:

Unlike many leading companies that focus on a single general-purpose humanoid robot, FF planned from the beginning to build a “one brain, multiple forms” product strategy. Our goal is to use VLA + World Model as the foundational model and build a generalizable EAI Brain based on FF’s EAI 5×4 technology architecture. Then, through multi-form robot devices and differentiated combinations of EAI Agents and Skills, we can quickly package the same core brain capabilities into different devices for different use cases.

In this Robot World, FF has three major forms factors across six key series of devices: the humanoid robots: Futurist, Master, and Nova; the quadruped bionic robot: Aegis and Navi; and the mobile manipulator series Faber, which FF is launching today.

Navi, which FF launched several days ago on June 16, is the first foundational EAI education quadruped robot in the U.S. It is also the only robot dog in the U.S. priced under $2,000 that supports secondary development —a child’s first robot to open the door to the world of Physical AI.

Bringing all six series together is especially important in four ways.

1. It helps move EAI robotics beyond innovation in robot devices alone and into a new stage of coordinated innovation across the brain, robot devices, data, real-world use cases, and the broader ecosystem.

2. It means FF can match the right EAI robot device to the right applications, so robots can become productivity tools and daily companions that people can access, put to work, receive and deploy, and use to create real value.

3. It provides an open ecosystem foundation, where they can develop skills/agents and industry solutions together on top of our platform.

4. It positions us among the companies with the most complete range of robot form factors in the U.S., and potentially globally. It also gives our “Device + Skills + Data” ecosystem revenue model greater room to scale, further strengthening FF’s evolutionary flywheel and long-term moat.

New Device launch:

All-New Futurist

On June 16, FF introduced the All-New Futurist and gave you a first look at some of its capabilities. Compared with the previous generation, the All-New Futurist has evolved across four major dimensions: structure, motion, energy, and interaction.

The All-New Futurist is an All-in-One professional expert, the first full-size humanoid robot device in the U.S. to natively support NVIDIA Sonic’s full-body motion control system for humanoid robots, perfectly suited for full-size humanoid motion control related academic researches and especially for publishing relevant research papers. It comes equipped with the brightest brain and incomparable motion capabilities.

The body. The all-new Futurist stands about 5 feet 8 inches, and weighs only about 121 pounds — around 14% lighter than the previous generation. Its new T-shaped structure gives the robot greater stability and enables a more human-like walking posture.

Next, actuation. The all-new Futurist has 31 degrees of freedom across its body, not including the hands. Its peak knee-joint torque was increased to 320 newton meter. With more degrees of freedom and improved balance control, it delivers a major leap in mobility efficiency and adaptability in complex environments. Powering all of this is a new 1,152-watt-hour dual-battery system. It enables approximately 6 hours of continuous operation, three times the runtime of the previous generation, making 24/7 commercial deployment truly possible. The Ultra version also supports autonomous charging. When the battery runs low, it can automatically return to its dock and recharge, bringing unattended continuous operation into real-world use.

More importantly, both its AI brain and cerebellum, or motion-control system, are built around a VLA-based embodied AI architecture, with World Model capabilities integrated to create a closed loop across perception, reasoning, planning, and execution.

Its cerebellum is natively compatible with the NVIDIA SONIC whole-body control system. Together with the upgraded curved head display and active multimodal interaction, this provides the best full-size humanoid motion control research and development platform for Robotics research institutions globally. Looking ahead, we expect the coming months to bring a wave of research results and academic papers around NVIDIA SONIC-based motion control for full-size robots. The Company also believes this will become an important platform for supporting applications for national research grants in related fields.

The Ultra version, scheduled for release later this year, will be powered by the Jetson Thor high-performance AI compute platform. Designed for more complex, longer-duration, and higher-intensity professional applications, it will significantly enhance real-time reasoning, multi-sensor fusion, and autonomous task execution.

As an all-in-one professional expert, the All-New Futurist is designed for a wide range of applications. In business and public service environments, it can support reception, marketing, guided services, hosting, and interactive engagement. It can also be deployed in education and research, as well as sports and fitness. In industrial settings, it can perform flexible operations, warehouse handling, and high-risk emergency tasks. And in the home, it can assist with household tasks, health support, and companion care.

The renewal of the All-New Futurist is not just an upgrade in specifications. It marks a major leap toward making full-size humanoid robots more professional, more specialized, and truly ready for real-world deployment.

Pricing. The price of the All-New Futurist is $89,900, including the $10,000 value premium Skills package. This price point completely redefines the price-performance benchmark for full-size humanoid robots. Among products with comparable specifications and performance, FF believes the All-New Futurist delivers value at a level the market has never seen before. The price of the Ultra version will be announced at the release event within the year, so stay tuned. As for the Ultra version, FF will announce its price at a launch event later this year.

Faber Series

The name Faber comes from Latin and means “skilled craftsman.” FF Faber is the first industrial-grade EAI mobile manipulator series in the U.S. ready for commercial sales and delivery. Its slogan is “An industrial-grade EAI operator — a general-purpose platform for specialized operations, built to be autonomous, precise, and open.”

Why is FF launching a mobile manipulator product? Faber breaks the boundary for traditional fixed robotic arms and AMRs, it combines the high precision of fixed robotic arms, the autonomous mobility of AMRs, and the coordinated, flexible operating capabilities of humanoid robots. This allows Faber to operate in a more human-like way, adapt more naturally to human environments, and collaborate more seamlessly with people.

The Faber series is built around three core commonalities.

First, commonality at the brain level. Powered by VLA + World Model, Faber uses one brain to support multiple capabilities. Within the same robot form factor, different hardware configurations and Skills can be combined to support different categories of specialized operations.

Second, commonality at the mechanical and actuation level. With autonomous navigation, omnidirectional mobility, dual-arm coordination, and precision operation. A single arm can lift up to 11 pounds, while both arms can work together to handle transport, assembly, and delicate operations that would be difficult for one arm alone. Its operating range extends from ground level to about 6.6 feet high, with force-control precision better than 0.5 newtons. Faber is built to move into position and execute tasks with accuracy.

Third, commonality in using a shared and open technology platform with FF’s industrial customers. Faber fully supports exclusive customization, providing customers with the best industry solutions. Building on these shared capabilities, the three Faber sub-series each bring their own strengths and areas of specialization.

Faber U is the most advanced configuration in the series. It is equipped with the Thor high-performance AI compute platform, dual LiDAR, and a multi-camera sensing system. Faber T has already been deployed at scale for power inspection, energy infrastructure, and data centers. It can take over high-risk tasks from humans, such as closing electrical switches. Faber S offers the largest arm span and operating range, and comes with a complete embodied-AI data collection toolchain. Faber S will make its debut during ISTE Live 26 on June 30th.

Faber’s value can be understood in two layers. The first is substitution value. Fixed robotic arms are highly precise, but they cannot move. AMRs can transport goods, but they cannot load, unload, or grasp objects. Faber brings the strengths together. It can move freely across multiple workstations and production lines, and independently complete some of the most frequent and valuable tasks in industrial settings, including loading, unloading, and material handling.

The second is incremental value. Compared with humanoid robots, Faber does not need to consume energy to maintain balance, giving it higher stability and precision. Compared with an “AMR plus human labor” model, Faber can reduce labor costs while also moving people out of high-risk environments.

In terms of use cases, Faber’s primary focus today is industrial loading, unloading, and logistics transfer. It can also support reception and guided services, sorting, retail and supermarket operations, indoor inspection, research and education, and intelligent production in light industrial settings.

Looking ahead, Faber will grow into a “robot worker” on the production line and take part in the production of FF’s own robots. “Robots building robots” will become a model use case for FF’s industrial ecosystem. As costs continue to come down, home services and family companionship may also become part of Faber’s everyday applications. Starting today, Faber robot bodies are available for purchase. For more details, please visit FF’s official website.

Industrial Ecosystem

With the launch of the Faber EAI mobile manipulator series, FF is also giving a first look at the second core ecosystem for FF EAI robots beyond education: the industrial ecosystem. If education is FF’s first entry point for bringing EAI robots into the home and the B2C market, then industry is FF’s key entry point for scaling B2B deployment and expanding commercial value.

The core value of the industrial ecosystem can be seen in five areas.

First, efficiency improvement. Robots can take on repetitive, high-frequency, and standardized tasks, improving efficiency across warehousing, production, inspection, operations, and maintenance.

Second, cost reduction. Robots can help companies reduce their dependency on intensive manual labor and optimize long-term operating costs.

Third, safety enhancement. Robots can enter high-risk, high-temperature, high-pressure, and other environments where people are not suited to remain for extended periods, reducing risk to human workers.

Fourth, data accumulation. Real industrial operation data can be used to train the EAI Brain, driving the continuous evolution of robot capabilities.

And fifth, ecosystem solutions. Supported by FF’s three-in-one ecosystem, FF will provide industrial customers with complete ecosystem capabilities and end-to-end solutions.

Next, FF EAI robots will gradually be deployed across use cases such as factory production support, light warehouse logistics, industrial facility inspection and security, equipment operations and maintenance, and broader commercial and industrial services. About Six months later, FF will hold an official industrial ecosystem launch event, where we will share more products, solutions, and ecosystem partnership plans.

Following FF’s launch today, AIxC also hosted the most important business launch event since going public. AIxC announced its EAI ecosystem + Web3 strategy and products focused on EAI robots, with a major focus on launching a robot-sharing network and platform. The goal is to create an “Uber + Turo” model for robotics, giving robots a second life cycle and shared value, and helping shift from one-time hardware sales product into a new type of productive asset that can generate sustainable revenue.

ABOUT FARADAY FUTURE

Founded in 2014, Faraday Future (FF) is a U.S.-based Physical AI ecosystem company dedicated to reshaping the future of robotics and mobility solutions through AI innovation and technologies. FF focuses on two major product strategies within the Embodied AI (EAI) robotics business: EAI humanoid and bionic robots, and EAI automotive-focused robots. By building a Three-in-One ecosystem of “Device, Data, EAI Brain & Open-Source and Open Platform,” FF aims to create an evolutionary flywheel: scaled device delivery, data collection and training, continuous evolution of the EAI Brain, stronger product capability, and even larger-scale delivery and deployment. Through this flywheel, FF seeks to maximize its commercial value and lead to the advancement of Physical AI. For more information, please visit Faraday Future’s official website: https://www.ff.com/

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “plan to,” “can,” “will,” “should,” “future,” “potential,” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements, which include statements regarding potential future legal actions against alleged illegal market manipulation or similar improper activities, and FF’s entry into the embodied AI robotics market and robotics deliveries and development, involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, which could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.

Important factors, that may affect actual results or outcomes include, among others: the Company’s ability to timely regain compliance with Nasdaq’s minimum bid requirement; the Company’s common stock will be suspended from trading on Nasdaq if it’s closing price is $0.10 or less for 10 consecutive trading days; the Company’s ability to continue as a going concern and improve its liquidity and financial position; the Company’s ability to pay its outstanding obligations, which it currently lacks; the availability of sufficient share capital to meet its current obligations and execute on its strategy, which the Company currently lacks; the agreement of stockholders to substantially increase the Company’s share capital, which could result in substantial additional dilution; the willingness of convertible debt investors to fund the Company while it lacks sufficient share capital for conversions; demand for the Company’s robotics products; the ability of B2B preorder companies to locate customers to purchase our robotics products, on which their nonbinding preorders substantially depend; competition in the robotics industry, which includes companies with far superior experience, funding and name recognition; the ability of the Company to build an EAI education ecosystem that serves both the B2C consumer market and the B2B institutional education market; the acceptance by teachers and students of the Company’s robotics products in the education market; the Company’s reliance on a single OEM for most of its robotics products; the Company’s ability to get the planned robotics products to comply with all applicable U.S. rules and regulations; the ability of the robotics OEM to timely supply robotics to the Company; tariff uncertainty for imported products, particularly from China; demand from automobile dealers for robotics products; the Company’s ability to homologate FX vehicles for sale; the Company’s ability to secure the necessary funding to execute on the FX strategy, which is substantial; the Company’s ability to secure an occupancy certificate covering all of its Hanford facility; the Company’s ability to remediate its material weaknesses in internal control over financial reporting and the risks related to the restatement of previously issued consolidated financial statements; the Company’s limited operating history and the significant barriers to growth it faces; the Company’s history of substantial losses and expectation of continued losses; the success of the Company’s payroll expense reduction plan; the Company’s ability to execute on its plans to develop and market its vehicles and the timing of these development programs; the Company’s estimates of the size of the markets for its vehicles and cost to bring those vehicles to market; the rate and degree of market acceptance of the Company’s vehicles; the Company’s ability to cover future warranty claims; the success of other competing manufacturers; the performance and security of the Company’s vehicles; current and potential litigation involving the Company; the Company’s ability to receive funds from, satisfy the conditions precedent of and close on the various financings described elsewhere by the Company; the result of future financing efforts, the failure of any of which could result in the Company seeking protection under the Bankruptcy Code; the Company’s indebtedness; the Company’s ability to use its “at-the-market” program; insurance coverage; general economic and market conditions impacting demand for the Company’s products; potential negative impacts of a reverse stock split; potential cost, headcount and salary reduction actions may not be sufficient or may not achieve their expected results; circumstances outside of the Company’s control, such as natural disasters, climate change, health epidemics and pandemics, terrorist attacks, and civil unrest; risks related to the Company’s operations in China; the success of the Company’s remedial measures taken in response to the Special Committee findings; the Company’s dependence on its suppliers and contract manufacturer; the Company’s ability to develop and protect its technologies; the Company’s ability to protect against cybersecurity risks; and the ability of the Company to attract and retain employees, any adverse developments in existing legal proceedings or the initiation of new legal proceedings, and volatility of the Company’s stock price. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Company’s Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 14, 2026, and Form 10-K filed with the SEC on March 31, 2026, and other documents filed by the Company from time to time with the SEC.

CONTACTS:

Investors (English): ir@ff.com

Investors (Chinese): cn-ir@faradayfuture.com

Media: john.schilling@ff.com